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RUDOLPH, PALITZ LLC
1777 SENTRY PARKWAY WEST
DUBLIN HALL, SUITE 400
BLUE BELL, PA 19422
(215) 641-8600
FAX (215) 641-9690




Securities and Exchange Commission
Washington, DC 20549


Gentlemen:

         We were previously the independent accountants for Collectible Concepts, Inc. and on May 8, 2000 we reported on the financial statements of Collectible Concepts Group, Inc. as of and for the two years ended February 29, 2000. On August 1, 2000, we informed Collectible Concepts Group, Inc. that we had merged with McGladrey & Pullen, LLP and we would no longer be the independent accountants of Collectible Concepts Group, Inc. We have read Collectible Concepts Group, Inc.'s statements included under Item 4 of its form 8-K for August 1, 2000 and we agree with such statements.




/s/ Rudolph, Palitz LLC


Blue Bell, Pennsylvania
August 1, 2000